UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

SCHEDULE 14A

_________________

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Falcon’s Beyond Global, Inc.
(Name of Registrant as Specified In Its Charter)

_____________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2024

To Our Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2024 Annual Meeting of Stockholders of Falcon’s Beyond Global, Inc., (the “Annual Meeting”) to be held on Tuesday, June 11, 2024 at 9:00 a.m. Eastern Time, at our principal executive offices located at 1768 Park Center Drive, Orlando, FL 32835. The purpose of the Annual Meeting is to:

1.      elect the three Class I director nominees listed in the accompanying proxy statement (this “Proxy Statement”);

2.      ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2024; and

3.      transact any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on April 16, 2024 may vote at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of Class A common stock and one vote for each share of Class B common stock (together, the “Common Stock”) held at that time.

Your vote is important to us.    Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet as well as by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
To Be Held on June 11, 2024:

This Proxy Statement and the 2024 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2023, are being made available on or about April 29, 2024 at https://www.cstproxy.com/falconsbeyond/2024.

By order of the Board of Directors,
/s/ Scott Demerau
Scott Demerau Executive Chairman of the Board

April 29, 2024

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

i

FALCON’S BEYOND GLOBAL, INC.
1768 PARK CENTER DRIVE
ORLANDO, FLORIDA 32835

2024 PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of Falcon’s Beyond Global, Inc. (“Falcon’s,” the “Company,” “we” or “us”) is making this proxy statement (this “Proxy Statement”) available to you in connection with the solicitation of proxies for the 2024 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, June 11, 2024 at 9:00 a.m. Eastern Time, at our principal executive offices located at 1768 Park Center Drive, Orlando, FL 32835. At the Annual Meeting, our stockholders will:

(1)    vote to elect the three director nominees listed herein;

(2)    vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2024; and

(3)    transact any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 16, 2024 (the “Record Date”) may vote at the Annual Meeting.

We are taking advantage of Securities and Exchange Commission (the “SEC”) rules that permit companies to furnish proxy materials to stockholders via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). If you received a Notice by mail, you will not receive a printed copy of our proxy materials unless you specifically request one by following the instructions contained in the Notice. The Notice instructs you on how to access our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”), via the Internet, as well as how to vote online. We are first making this Proxy Statement and accompanying materials available to our stockholders on or about April 29, 2024.

YOUR VOTE IS IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CAST YOUR VOTE PROMPTLY. YOU MAY VOTE OVER THE INTERNET OR BY SIGNING AND DATING A PROXY CARD AND RETURNING IT TO US BY MAIL.

By submitting your proxy using any of the methods above, and as specified in the Notice, you authorize each of Joanne Merrill, our Chief Financial Officer, and Bruce A. Brown, our Chief Legal Officer and Corporate Secretary, to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Either one of them may also vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any postponements or adjournments of the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I being provided with these materials?

We are providing this Proxy Statement to you in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting, to be held on Tuesday, June 11, 2024, and at any postponements or adjournments of the Annual Meeting. We have either (1) delivered to you a Notice and made such Notice, this Proxy Statement and the Annual Report (together, the “Proxy Materials”) available to you on the Internet or (2) delivered printed versions of the Proxy Materials, including a proxy card, to you by mail.

How can I attend and vote at the Annual Meeting?

If you are a stockholder of record as of the Record Date and you plan to attend the Annual Meeting, please save your Notice or proxy card you receive and bring it to the Annual Meeting as your admission ticket. If you plan to attend the Annual Meeting but your shares are not registered in your name, you must bring evidence of stock ownership as of the Record Date, which you may obtain from your bank, stockbroker or other adviser, to be admitted to the Annual Meeting. No cameras, recording devices or large packages will be permitted in the Annual Meeting room.

How do I vote my shares without attending the Annual Meeting?

Stockholders of record.    You may vote by granting a proxy in the following ways:

•        By Internet:    go to https://www.cstproxy.com/falconsbeyond/2024 and follow the on-screen instructions. You will need the Notice or proxy card in order to vote by Internet.

•        By Mail:    if you receive a proxy card, you may complete, sign and date a proxy card and mail the proxy card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity, indicate your name and title or capacity.

Stockholders with shares held in street name.    If you are not a record holder and instead hold your shares through a bank, broker or other nominee, you may vote your shares by submitting your voting instructions to your bank, broker or other nominee. In most instances, such stockholders will be able to do this on the Internet or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet voting facilities will close at 11:59 p.m., Eastern Time, on June 10, 2024 for the voting of shares held by stockholders of record.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than 5:30 p.m., Eastern Time, on June 10, 2024.

What am I voting on at the Annual Meeting?

At the Annual Meeting, there are two proposals scheduled to be voted on:

•        Proposal 1:    Election of the three Class I director nominees listed in this Proxy Statement (the “Director Election Proposal”); and

•        Proposal 2:    Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2024 (the “Ratification Proposal”).

Members of our management team and representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have an opportunity to make a statement if so desired and are expected to be available to respond to appropriate questions.

Who is entitled to vote?

Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting. Each holder of Common Stock on the Record Date is entitled to one vote for each share of Common Stock held by such holder. On the Record Date, there were there were 11,816,748 shares of Class A Common Stock and 125,596,617 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting.

What is the difference between being a record holder and holding shares of Common Stock in street name?

A record holder holds shares in its name through Falcon’s transfer agent, Continental Stock Transfer & Trust Company (“Continental”). A “beneficial owner,” or a person or entity that holds their or its shares in “street name,” holds shares in the name of a bank, broker or other nominee on that person or entity’s behalf.

Am I entitled to vote if my shares are held in street name?

If your shares are held in street name, the Notice will be forwarded to you by your bank, broker or other nominee, along with a voting instruction card. You may vote by directing your bank, broker or other nominee how to vote your shares. In most instances, you will be able to do this over the Internet or by mail, as indicated above under “How do I vote my shares without attending the Annual Meeting?”

Under applicable rules, if you do not give instructions to your bank, broker or other nominee, it may vote on matters that are considered “routine,” but will not be permitted to vote your shares with respect to “non-routine” matters. The Ratification Proposal is a routine matter, but the Director Election Proposal is considered to be a non-routine matter, so your bank, broker or other nominee cannot vote your shares on the Director Election Proposal unless you provide voting instructions. If you do not provide voting instructions, your shares will not be voted on any non-routine matter, resulting in a “broker non-vote.”

As a street name holder, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted over the Internet or by mail. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares, and bring it, along with other evidence of stock ownership, with you to the meeting. Please follow the instructions that you receive from your broker, bank, or other nominee, in order for your vote to be counted.

How many shares must be present to hold the Annual Meeting?

In order for Falcon’s to conduct the Annual Meeting, we must have a quorum. Under our Bylaws (as defined below), holders of a majority in voting power of the shares of Common Stock issued and outstanding and entitled to vote, present in person or remote communication or represented by proxy, constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” are counted as present or represented and entitled to vote for purposes of determining a quorum.

What does it mean if I receive more than one Notice or proxy card?

Receiving more than one Notice or proxy card generally means that you hold shares in more than one brokerage account. To ensure that all of your shares are voted, please sign and return each proxy card or voting instruction form that you receive, or, if you vote by Internet, vote once for each Notice, proxy card or voting instruction form that you receive.

Can I revoke my proxy or change my vote after I submit my proxy?

Yes, you may revoke or change your vote after submitting your proxy card.

Stockholders of record.    Whether you have voted by Internet or mail, you may revoke your proxy or change your vote at any time before it is actually voted. A record holder may revoke his, her, their or its proxy by:

•        signing and delivering another proxy with a later date that is received no later than 5:30 p.m., Eastern Time, on June 10, 2024;

•        voting again by Internet at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on June 10, 2024;

•        sending a written statement to that effect to the Company’s Corporate Secretary, provided that such statement is received no later than 5:30 p.m., Eastern Time, on June 10, 2024; or

•        voting at the Annual Meeting.

Stockholders with shares held in street name.    If you wish to revoke your proxy or vote at the Annual Meeting, you must follow the instructions provided to you by your bank, broker or other nominee that is the record holder of your shares. Your attendance at the Annual Meeting will not, by itself, revoke your proxy.

What am I voting on, how many votes are required to approve each item, how are votes counted and how does the Board recommend that I vote?

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommendation(1)	Impact of Broker Non-Votes	Impact of Abstain Vote
Proposal 1 — Director Election Proposal	Plurality of the votes cast	“FOR” “WITHHOLD”	“FOR”	No impact	No impact
Proposal 2 — Ratification Proposal	Majority of votes cast	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No broker non-votes (uninstructed shares may be voted in broker’s discretion)	No impact

____________

(1)      Your shares will be voted in accordance with the Board’s recommendation if you sign and submit a valid proxy card without indicating any voting instructions.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be conducted at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the persons named in the form of proxy card (the “proxy holders”) who you have authorized to represent you and vote your shares at the Annual Meeting will vote your shares in accordance with their best judgment.

Who will pay for the cost of the proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners (the holders of shares held in street name) and will be reimbursed for their reasonable expenses.

PROPOSAL 1 — ELECTION OF DIRECTORS

Under our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), the Board is divided into three classes. Only one class of directors is elected at each annual meeting of stockholders, and each class generally serves a three-year term following their election by stockholders. Each Class I director has a term that expires at this Annual Meeting, each Class II director has a term that expires at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”), and each Class III director has a term that expires at the Company’s 2026 annual meeting of stockholders.

There are currently six directors serving on the Board. Upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), the Board has considered and nominated the following slate of Class I director nominees, each for a three-year term expiring at the Company’s 2027 annual meeting of stockholders: Scott Demerau, Jarrett T. Bostwick and Simon Philips. Action will be taken at the Annual Meeting for the election of these three director nominees.

It is intended that the proxies delivered pursuant to this solicitation will be voted by the proxy holders in favor of the election of Scott Demerau, Jarrett T. Bostwick and Simon Philips, except where proxies bear contrary instructions. Each of the director nominees has agreed to stand for election and has indicated they are willing to serve as a member of the Board. In the event that any of these director nominees should become unavailable for election due to any presently unforeseen reason, the proxy holders will have the right to use their discretion to vote for substitute nominee(s).

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2024

The following information describes the offices held and other business directorships of each director nominee. Information regarding each nominee’s beneficial ownership of equity securities is shown under “Security Ownership of Certain Beneficial Owners and Management” below.

Scott Demerau, 62, has served as our Executive Chairman of the Board of Directors since the closing of the Business Combination (as defined below). Mr. Demerau is co-founder of Falcon’s Beyond Global, LLC and served as its Executive Chairman and a member of the board of managers from its inception in April 2021 until the closing of the Business Combination in October 2023. Mr. Demerau is also the co-founder and has been President of Producciones de Parques, S.L. since 2005, developing and launching House of Katmandu, the first Katmandu location in Mallorca, Spain, later rebranded as Katmandu Park. In 2012, Mr. Demerau was instrumental in establishing a joint venture relationship with Meliá Hotels International, where Producciones de Parques transitioned to become a joint venture entity. Mr. Demerau also co-founded Katmandu Group, where he served as the Chairman and Chief Executive Officer since its inception in 2013. In that role, Mr. Demerau oversaw the growth and expansion of the Katmandu Business and the development of the joint venture relationship with Meliá. Mr. Demerau’s career in the family entertainment industry began in 1985 when he and his wife, Julia Demerau, co-founded Fantasy Golf Development Company to develop, build and operate the Mountasia Family Fun Centers, a multi-attraction chain that spanned 24 locations and went public in 1993 as Mountasia Entertainment International, later acquiring the Malibu Grand Prix company with over 20 locations, where Mr. Demerau served in the roles of Chairman, Chief Executive Officer and a member of the board of managers. Mr. Demerau holds a Bachelor of Science in Business from Ferris State University. We believe that Mr. Demerau is qualified to serve as a member of the Board due, among other things, to his extensive background and experience in the entertainment development and operations industry, his role as co-founder of the Katmandu Business and his role in the creation of the Company, including his visionary leadership of the Company from inception to date.

Jarrett T. Bostwick, 50, has been a member of our Board since the closing of the Business Combination. Mr. Bostwick is a managing director and private advisor with the Bostwick Walters Wealth Partners at Rockefeller Capital Management (“Rockefeller”), a position he has held since Rockefeller acquired Spearhead Capital Advisors, a full-service financial services platform, in June 2022. Mr. Bostwick founded Spearhead Capital in 2011 and served as partner and general counsel since its founding. At Rockefeller (and previously Spearhead Capital), Mr. Bostwick has implemented diverse private and public investment strategies on behalf of clients and has assisted in helping clients secure structured capital and financings from the capital markets. Mr. Bostwick also serves as managing principal of National Financial Companies, a multi-family office venture capital investment firm, a position he has held since 2008. At National Financial Companies he works with his partners to acquire, grow, and divest of companies in a variety of market sectors. Prior to joining National Financial Companies he was a partner in the law firm of Handler Thayer, LLP in Chicago, which provides professional services to affluent families, family offices and privately held companies, from 2005 to 2011. He remains of counsel to the firm. Prior to joining Handler Thayer he was a partner in the Wealth Planning & Philanthropy Group of Gardner, Carton & Douglas, LLP. He joined as an associate in 2003 and served until 2005. Prior to Gardner, Carton & Douglas LLP, Mr. Bostwick served as a senior manager in the tax practice of Ernst & Young, where he managed and coordinated global tax engagements for corporate clients of EY, in addition to serving as a national tax specialist in several areas of specific tax provisions of the Internal Revenue Code. He also worked closely with the audit practice insofar as he was responsible for overseeing the final tax provisions included in corporate financial statements and audits for several of EY’s corporate clients which were publicly listed. Mr. Bostwick has been recognized widely during his legal career, including being named by Worth Magazine in 2005 as one of the “Top 100 Attorneys in the United States” for affluent clients. He earned his Bachelor of Arts in International Affairs at the George Washington University in Washington, D.C., his Juris Doctorate Degree from Gonzaga University School of Law in Spokane, Washington, and his Masters of Law in Taxation from the University of Washington School of Law in Seattle, Washington. He currently serves on the Board of the Foundation for Animal Care and Education, a San Diego based not-for-profit focusing on saving companion animals and other animals from economic euthanasia by providing financial support for life saving health care services for such animals and families in need. He also serves on the regional board of the Casey Cares Foundation, a not-for-profit that provides families with children facing critical health care issues with economic, emotional, and experiences to enhance the positive outcome for the families they serve. Casey Cares operates in 22 states around the United States. We believe that Mr. Bostwick is qualified to serve as a member of the Board because of his significant experience in the finance industry.

Simon Philips, 55, has served as our President and a member of our Board since the closing of the Business Combination. Prior to that, Mr. Philips served as President of Falcon’s Beyond Global, LLC since March 2023. Previously, Mr. Philips served as the Managing Director of Global Consumer Products at Moonbug Entertainment, the company behind properties such as CoComelon, Blippi, and Little Angel, from May 2021 until March 2023. Mr. Phillips was the Executive Vice-President & General Manager of The Walt Disney Company EMEA from 2012 to 2018 and served as President of Marvel Entertainment International from 2006 to 2012, where he was responsible for targeting new businesses as well as growing and increasing the depth of Marvel’s existing businesses. Mr. Philips also served as the Executive Producer for several of Marvel’s hit animated series, including The Super Hero Squad, The Avengers — Earth’s Mightiest Heroes, and the Marvel Japanese anime series. He was also responsible for propelling both Pixar’s and Star Wars’ brands through the licensing business across hard-lines, soft-lines, FMCG, and publishing. Before Marvel, from 2003 to 2006, Mr. Philips managed franchises for 4Kids Entertainment, including the Pokémon, Teenage Mutant Ninja Turtles, and Yu-Gi-Oh franchises. Mr. Philips started his licensing career in London in 1991, working on behalf of the British Olympic Association, where he licensed the world’s first Olympic-branded video game, Olympic Gold. We believe that Mr. Phillips is qualified to serve as a member of the Board because of his experience shaping the strategic direction of iconic franchises including Disney, Pixar, Star Wars, Marvel, CoComelon, Pokémon, Teenage Mutant Ninja Turtles, and Yu-Gi-Oh.

Directors are elected by a plurality of the votes cast at the Annual Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

In addition to the directors nominated for election at the Annual Meeting, the following directors currently serve on our Board:

Class II, with a term expiring at the 2025 Annual Meeting of Stockholders:

Samuel “Sandy” E. Beall III, 73, has been a member of our Board since the closing of the Business Combination. Previously, Mr. Beall served as Chief Executive Officer of FAST Acquisition Corp. II (“FAST II”) and a member of the FAST II board of directors, positions he held since 2020. Mr. Beall is a restauranteur and hospitality founder, investor, operator and executive with a background that spans nearly five decades, and serving as the Chief Executive Officer of a public company for over 25 years. Mr. Beall founded Ruby Tuesday while in college in 1971, growing the concept to 15 units ultimately selling it to Morrison Inc. in 1982. Post-acquisition, he remained the President and Chief Operating Officer of Ruby Tuesday, ultimately working his way up the organization to becoming Chairman and Chief Executive Officer of Morrison Inc. by 1995. In 1994, he was named Operator of the Year, won the Golden Chain Award from MUFSO, and was named Executive of the Year by Restaurants & Institutions. Under Mr. Beall’s recommendation and guidance, he oversaw the split of Morrison into three public companies, including Ruby Tuesday, Morrison’s Cafeteria, and Morrison Health Care. Mr. Beall remained as Chairman and Chief Executive Officer of Ruby Tuesday, overseeing an operation that had grown to more than 800 locations in 46 states, 14 foreign countries and approximately 30,000 employees when he retired from the company in 2012. Mr. Beall also co-founded Blackberry Farm in 1975, steadily growing it with his family over the following five decades into one of the premier luxury resorts in the world. It has been recognized by Relais & Chateaux since 1994, as well as named to the Conde Nast Traveler Gold List, Wine Spectator Grand Award, the James Beard Foundation, as well as a number of other highly regarded awards and by industry groups. Mr. Beall is an investor in several emerging growth restaurant concepts principally in New York City as well as resorts in Jackson, Wyoming and is member of the board of directors of a number of high-growth restaurant and consumer brands, including & pizza, The Meatball Shop, Mexicue, Beyond Sushi and Chow Daddy’s, all of which are private companies. He is also the Principal of Beall Investments LLC, an investment company. Mr. Beall also previously served as Chief Executive Officer and as a director of FAST Acquisition Corp. until September 2022. We believe that Mr. Beall is qualified to serve as a director of the Company because of his extensive experience in the hospitality industry as well as his prior service as an executive of a publicly traded company.

Doug Jacob, 41, has been a member of our Board since the closing of the Business Combination. Mr. Jacob was the founder of FAST II and currently serves as the Co-Founder of &vest, a hybrid investment fund and brand consulting agency founded in 2019 focused on opportunities in the consumer lifestyle and hospitality space. Since its inception, &vest as raised over $700 million for private and public transactions. &vest acquired the second largest position in &pizza, where Mr. Jacob serves on the board of directors. Mr. Jacob previously served as Co-Chief Executive Officer and as a director of FAST Acquisition Corp until November 2020. Previously, Mr. Jacob served as the lead investor and operator at EMM Group’s Tenjune nightclub, and prior to that role in 2010, Mr. Jacob co-founded JWALK, a full-service creative agency, which was acquired by the Shiseido Corporation in March 2017. Mr. Jacob received a Bachelor of Science from Gettysburg College. We believe that Mr. Jacob is qualified to serve as a member of the Board because of his significant experience in the hospitality and consumer industry.

Class III, with a term expiring at the 2026 Annual Meeting of Stockholders:

Cecil D. Magpuri, 58, has served as our Chief Executive Officer since the closing of the Business Combination. Mr. Magpuri is co-founder of Falcon’s Beyond Global, LLC and served as its Chief Executive Officer and a member of its board of managers from its inception in April 2021 until the closing of the Business Combination in October 2023. Mr. Magpuri previously served as President and Chief Creative Officer of Falcon’s Treehouse, LLC, which he co-founded with Marty Magpuri in 2000, and which was later rebranded as Falcon’s Creative Group and expanded to include Falcon’s Digital Media and Falcon’s Licensing. Mr. Magpuri was named to the Blooloop 50 Theme Park Influencers list from 2018-2020, and, in 2010, received the Asian Heritage Award for Innovation and Technology. Mr. Magpuri earned his Bachelor of Arts in Applied Arts and Sciences with an emphasis in Environmental Design and a distinction in Art from San Diego State University. We believe that Mr. Magpuri is qualified to serve as a member of the Board because of his extensive experience and background in the entertainment development and operations industry, his role as co-founder of the Falcon’s Business and his role in the creation of the Company, including his visionary leadership of the Company from inception to date.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Overview

The Board directs and oversees the management of the business and affairs of the Company and carries out its oversight responsibilities through meetings and actions of the Board and its three standing committees: the Audit Committee of the Board (the “Audit Committee”), the Compensation Committee of the Board (the “Compensation Committee”), and the Nominating and Corporate Governance Committee.

Director Independence and Independence Determinations

The Board has established guidelines (the “Corporate Governance Guidelines”) that define an “independent director” to align with the definition provided under the corporate governance requirements of the Nasdaq Stock Market LLC (collectively, the “Nasdaq Rules”). Under Nasdaq Rule 5605(a)(2), a director is not independent unless the Board affirmatively determines that they do not have a direct or indirect relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of the Company. Directors who serve on the Audit Committee and Compensation Committee are subject to additional independence requirements under applicable SEC rules and Nasdaq Rules.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, makes its director independence determinations annually in connection with the preparation of the Company’s proxy statement. In making its independence determinations, the Board considers relevant facts and circumstances in addition to the requirements of Nasdaq Rule 5605(a)(2). In connection with its annual review, the Nominating and Corporate Governance Committee has made a recommendation to the Board regarding director independence, and the Board has affirmatively determined that Messrs. Beall, Jacob and Bostwick are each independent within the meaning of the Nasdaq Rules, including with respect to committee service. The Board has determined that both members of the Audit Committee (Messrs. Beall and Bostwick) are “independent” for purposes of service on the Audit Committee in accordance with Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that both members of the Compensation Committee (Messrs. Beall and Bostwick) are “independent” for purposes of service on the Compensation Committee in accordance with Section 10C(a)(3) of the Exchange Act.

Board Structure

The Board retains the flexibility to determine whether the roles of Chairperson and Chief Executive Officer (“CEO”) should be combined or separated, based on what the Board believes is in the best interests of the Company at a given point in time. The Board believes that this flexibility is in the best interests of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chairperson, would not result in better governance or oversight.

Currently, Scott Demerau is the Executive Chairman of the Company, Cecil D. Magpuri serves in the role of CEO and director, and Mr. Philips serves in the role of President and director of the Company, respectively. The Board believes that Mr. Demerau, in his Chairperson role, helps to inform the Board of the corporate and strategic values and priorities of the Company, and to collaborate with management in implementing the Company’s business plans. In addition, Mr. Magpuri, in his role as CEO and director, and Mr. Philips, in his role as President and director, are able to effectively communicate the Board’s views within the Company’s management teams and help ensure that the Company’s leadership teams are coordinated and act with a common purpose in executing on synergistic opportunities.

Executive Sessions

Scott Demerau, as Executive Chairman, Cecil D. Magpuri, as CEO, and Simon Philips, as President, are executives who serve on our Board. The Board regularly meets in executive session without members of management present. Each of the standing committees of the Board also meets regularly in executive session without members of management present.

Board Committees and Meetings

The following table summarizes the current membership of each of the standing committees of the Board.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Scott Demerau	—	—	—
Cecil D. Magpuri	—	—	—
Simon Philips	—	—	—
Samuel Beall*	X	X	X
Jarrett T. Bostwick*	X	X	X
Doug Jacob*	—	—	—

____________

*        Independent Director

The Company entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023, as amended by Amendment No. 1 dated June 25, 2023, Amendment No. 2 dated July 7, 2023, and Amendment No. 3 dated September 1, 2023 (the “Merger Agreement”), by and among the Company, FAST II, Falcon’s Beyond Global, LLC, a Florida limited liability company that has since redomesticated as a Delaware limited liability company (“Falcon’s Opco”), and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”).

As contemplated by the Merger Agreement, the Business Combination (as defined below) was effected in two steps: (a) on October 5, 2023, FAST II merged with and into the Company (the “SPAC Merger”), with the Company surviving as the sole owner of Merger Sub, followed by a contribution by the Company of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) on October 6, 2023, Merger Sub merged with and into Falcon’s Opco (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Business Combination”), with Falcon’s Opco as the surviving entity of such merger. Following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the direct interests in Falcon’s Opco were held by the Company and certain holders of Falcon’s Opco Units outstanding as of immediately prior to the Business Combination.

Our Board was appointed, and each of our committees were established, in connection with the Closing on October 6, 2023. Between the date of the Closing and December 31, 2023, our Board held four meetings, our Audit Committee held one meeting, our Compensation Committee held two meetings, and our Nominating and Corporate Governance Committee held one meeting. During fiscal 2023, no member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board and committees on which such director served (held during the period that such director served).

Our Corporate Governance Guidelines provide that all directors are expected to make best efforts to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. This Annual Meeting is the first held by the Company following the Closing and the first held after each member of our current Board was appointed.

Audit Committee.    All members of the Audit Committee are “independent” in accordance with the Nasdaq Rules and rules of the SEC applicable to boards of directors in general and audit committee members in particular. The Board has determined that each member of the Audit Committee is “financially literate” within the meaning of the Nasdaq Rules because each member is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, the Board has determined that Messrs. Beall and Bostwick each qualify as “audit committee financial experts” as defined by Item 407(d) of Regulation S-K, and therefore, also satisfies the “financial sophistication” requirement in accordance with Nasdaq Rule 5605(c)(2)(A).

The duties and responsibilities of the Audit Committee include:

•        those duties and responsibilities delegated to it by the Board, including overseeing our financial reporting policies, our internal controls, and our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•        being directly responsible for the appointment, retention, replacement and oversight of our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•        pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

•        reviewing reports from, and material written communications between, management and the independent registered public accounting firm, including with respect to issues as to the adequacy of the Company’s internal controls;

•        reviewing and approving any related person transaction that is required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC;

•        reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management; and

•        reviewing the Audit Committee Charter and the Audit Committee’s performance at least annually.

With respect to our reporting and disclosure matters, the Audit Committee is also responsible for reviewing and discussing with the independent registered public accounting firm and management our annual audited financial statements and our quarterly financial statements prior to their inclusion in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or other publicly disseminated materials in accordance with the applicable SEC rules and regulations.

The Audit Committee operates pursuant to a charter adopted by the Board. The Audit Committee Charter is available on the Investor Relations — Corporate Governance page of the Company’s website, https://falconsbeyond.com.

Compensation Committee.    All members of the Compensation Committee are “independent” in accordance with the Nasdaq Rules and SEC rules applicable to boards of directors in general and compensation committees in particular. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee is responsible for reviewing and overseeing our compensation policies and practices and meets regularly throughout the year to review and discuss, among other items, our compensation philosophy and compensation governance. With respect to executive compensation, the Compensation Committee has the authority to:

•        annually review and approve corporate goals and objectives relevant to the compensation of our CEO and other executive officers;

•        evaluate, as a committee or together with the other independent directors (as directed by the Board), the performance of our CEO and other executive officers in light of such corporate goals and objectives, as well as their individual achievements;

•        approve, or recommend to our Board for approval, the compensation of our CEO and other executive officers based on this evaluation; and

•        periodically review and approve all elements of our CEO’s and other executive officers’ compensation, including cash-based and equity-based awards and opportunities, as well as any employment agreements and severance agreements, change in control agreements and special or supplemental compensation and benefits.

Additional duties and responsibilities of the Compensation Committee include:

•        establishing and reviewing the objectives of our compensation practices and policies;

•        making recommendations to our Board with respect to the adoption, amendment, termination or replacement of equity-based compensation or non-equity-based incentive compensation plans maintained by the Company;

•        establishing and periodically reviewing policies regarding senior management perquisites and expense accounts;

•        reviewing our regulatory compliance with respect to compensation matters, including SEC and stock exchange rules; and

•        assessing at least annually the independence of any compensation consultant, legal counsel or other adviser to the Compensation Committee.

The Compensation Committee has engaged and received advice from an independent compensation consultant, Mercer (US) Inc. (“Mercer”), to assist the Compensation Committee in developing its compensation program. Mercer has provided peer-based benchmarking services and advice with respect to the company’s executive and director compensation programs.

The Compensation Committee operates pursuant to a written charter adopted by the Board. The Compensation Committee Charter is available on the Investor Relations — Corporate Governance page of the Company’s website, https://falconsbeyond.com.

Nominating and Corporate Governance Committee.    All members of the Nominating and Corporate Governance Committee are “independent” in accordance with the Nasdaq Rules. The duties and responsibilities of the Nominating and Corporate Governance Committee primarily include assisting the Board in its responsibilities with respect to, among other things:

•        developing criteria and qualifications for Board membership, identifying and approving individuals who meet such criteria and are qualified to serve as directors of our Board, and selecting director nominees for our annual meetings of stockholders or to fill vacancies or newly-created directorships; and

•        developing and recommending to our Board corporate governance guidelines and monitoring the Company’s compliance with such guidelines.

The Nominating and Corporate Governance Committee develops guidelines that set forth the criteria and qualifications for Board membership, including, but not limited to, minimum individual qualifications, relevant career experience and technical skills, industry knowledge and experience, financial expertise, geographic ties, familiarity with the Company’s business, independence under applicable SEC rules and the Nasdaq Rules, gender, ethnic and racial background and ability to work collegially with others. The Nominating and Corporate Governance Committee uses these guidelines to identify and evaluate potential director candidates to determine their qualifications to serve on our Board as well as their compatibility with the culture of the Company, its philosophy and its Board and management.

When considering director candidates, the Nominating and Corporate Governance Committee and the Board seek individuals with backgrounds and qualities that, when combined with those of our incumbent directors, enhance the Board’s effectiveness and, as required by the Governance Guidelines, result in the Board having a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business. In addition, director nominees are expected to have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company, and to be willing and able to contribute positively to the decision-making process of the Company. We also expect nominees to be committed to understanding the Company and its industry and to regularly attend and participate in meetings of the Board and any Board committees on which they serve.

As mentioned above, the Nominating and Corporate Governance Committee and the Board include gender, ethnic and racial background as one of several criteria that they consider in connection with selecting candidates for the Board. While neither the Board nor the Nominating and Corporate Governance Committee has a formal diversity policy, one of many factors that the Board and the Nominating and Corporate Governance Committee consider is the importance to the Company of diversity in board composition.

The Nominating and Corporate Governance Committee considers the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers potential director candidates.

Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. In the case of Messrs. Bostwick and Philips, they were identified as Class I director nominees by our co-founders, one of whom, Mr. Demerau, is a Class I director nominee. The Nominating and Corporate Governance Committee is responsible for conducting appropriate inquiries into the backgrounds and qualifications of potential director candidates and their suitability for service on our Board.

The Nominating and Corporate Governance Committee will evaluate director candidates recommended by stockholders in the same manner in which the Nominating and Corporate Governance Committee evaluates any other director candidate. Any such recommendation should be submitted to the Chief Legal Officer in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Chief Legal Officer & Corporate Secretary, 1768 Park Center Drive, Orlando, FL 32835. All recommendations for nomination received by the Chief Legal Officer & Corporate Secretary that satisfy the requirements under the Bylaws relating to such director nominations will be presented to the Board for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in the Bylaws. These requirements are also described under the section entitled “Stockholder Proposals for the 2025 Annual Meeting.”

The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board. The Nominating and Corporate Governance Committee Charter is available on the Investor Relations — Corporate Governance page of the Company’s website, https://falconsbeyond.com.

Board Diversity Matrix

The Nominating and Corporate Governance Committee and the Board seek director candidates with a broad diversity of knowledge, expertise and demonstrated experience in the areas that we believe are critical to our success. In considering each director nominee and our incumbent directors, the Nominating and Corporate Governance Committee and the Board generally evaluate director qualifications, as well as diversity factors such as age, gender and racial diversity on the Board. The table below provides additional information regarding the diversity of our directors, in terms of gender and other self-identified characteristics.

Board Diversity Matrix (as of April 29, 2024)

Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	—	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	1	—	—
White	—	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Corporate Governance Guidelines.    To further our commitment to sound governance, our Board has adopted Corporate Governance Guidelines to facilitate the Board’s oversight and review and make decisions with respect to the Company’s business operations that are independent from management. The Corporate Governance Guidelines set forth the practices regarding Board and committee composition, selection and performance evaluations; Board meetings; director qualifications and expectations, including with respect to continuing education; and management succession planning. The Corporate Governance Guidelines are available on the Investor Relations page of the Company’s website at https://investors.falconsbeyond.com/overview/default.aspx.

Code of Business Conduct and Ethics.    We maintain a Code of Conduct that is applicable to all of our directors, officers and employees. The Code of Conduct sets forth standards of ethical business conduct, including conflicts of interest, compliance with applicable laws, rules and regulations, timely and truthful disclosure, and reporting mechanisms for illegal or unethical behavior. The Code of Conduct also satisfies the requirements for a code of ethics as defined by Item 406 of Regulation S-K promulgated by the SEC. If the Company were to amend or waive any provision of the Code of Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, the Company intends to satisfy its disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on its website set forth above, rather than by filing a Current Report on Form 8-K. Amendments and waivers to the Code of Conduct must be approved by our Board or a Board committee and will be promptly disclosed (other than technical, administrative or non-substantive changes) on our website. The Code of Conduct is available on the Investor Relations page of the Company’s website, https://falconsbeyond.com.

Stockholder Communications with the Board

Stockholders may communicate with our Board, or to specific individual directors of the Board, including the Chairperson of the Board, chairperson of the Audit, Compensation or Nominating and Corporate Governance Committees, or to the independent directors as a group, by addressing such communications to the Chief Legal Officer & Corporate Secretary, and sending them to the Company at 1768 Park Center Drive, Orlando, FL 32835. The Chief Legal Officer & Corporate Secretary will forward such communications upon receipt as appropriate.

Hedging and Pledging Policy

Pursuant to the Company’s Insider Trading Compliance Policy (the “Insider Trading Policy”), all directors, officers and employees of the Company are prohibited from entering into hedging transactions or similar arrangements with respect to Company securities, holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Clawback Policy

We maintain a compensation clawback policy covering each of our current and former executive officers, in accordance with Nasdaq and SEC rules. The policy provides that, subject to the limited exemptions provided by Nasdaq rules, if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee must reasonably and promptly seek recovery of any incentive compensation paid or awarded to the executive officer, to the extent that the compensation (i) was based on erroneous financial data and (ii) exceeded what would have been paid to the executive officer under the restatement. Recovery applies to any such excess incentive compensation received by any covered executive officer, while he or she was an executive officer, during the three completed fiscal years immediately preceding the date on which the Company determines an accounting restatement is required. For more information, see the full text of our clawback policy, which is filed as Exhibit 97.1 to our Annual Report on Form 10-K.

Board’s Role in Risk Oversight

As part of the Board’s meetings, our Board reviews and seeks to assess on an ongoing basis the risks faced by the Company in executing its business plans. These risks include business, operational, technological, cybersecurity, financial and liquidity risks. The Board periodically receives updates from management on the primary risks facing the Company and the measures the Company is taking to mitigate such risks.

Our Board dedicates time to review and consider the relevant risks that need to be addressed at the time of any Board meeting. In addition to the full Board, the Audit Committee plays an important role in the oversight of the Company’s risk management processes, as well as assessing the Company’s major financial risk exposures. The Compensation Committee is charged with reviewing our compensation policies and practices and confirming that they do not encourage risk taking in a manner that would have a material adverse impact on the Company. The Nominating and Corporate Governance Committee is responsible for overseeing risks related to our governance processes. Each of the Board’s committees reports its findings to the full Board for consideration.

Our Board’s role in risk oversight at the Company is consistent with the Company’s leadership structure, with the Executive Chairperson, CEO, President and other members of senior management having responsibility for assessing and managing the Company’s risk exposures, and our Board and its committees providing oversight in connection with those efforts and attempts to mitigate identified risks.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, evaluation, compensation, retention, and, if appropriate, termination of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report of the Company’s financial statements. The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2024.

Stockholder approval is not required to appoint Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2024. Our Board believes, however, that submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification is a matter of good corporate governance. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in our best interests. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement as they desire and are expected to be available to respond to appropriate questions from stockholders.

Audit Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2023 and 2022 by Deloitte & Touche LLP:

	2023	2022*
Audit Fees(1)	$4,717,135.03	$13,219,905.88
Audit-Related Fees(2)	—	—
Tax Fees(3)	107,487.83	41,345.00
All Other Fees(4)	499,026.00	32,390.00
Total:	$5,323,648.86	$13,293,640.88

____________

*        The fees billed to us for fiscal year ended December 31, 2022 include fees from fiscal year ended December 31, 2021 and fees related to our disclosures (Form S-4) related to the completion of the de-SPAC transaction.

(1)      Audit Fees represent the aggregate fees billed for professional services rendered for the audits of the annual financial statements; for reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q filings; for the audits and reviews of certain of our subsidiaries and affiliates; for the reviews of registration statements; and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

(2)      Audit-Related Fees represent the aggregate fees billed for assurance and other services related to the performance of the audit or review of our consolidated financial statements and that are not reported under the heading “Audit Fees” above. These services include any due diligence related to transactions and consultation concerning financial accounting and reporting standards.

(3)      Tax Fees represent the aggregate fees billed for any tax compliance, tax advice, and tax planning services.

(4)      All Other Fees represent fees billed for all other services.

Audit Committee Pre-Approval Procedures for Independent Registered Public Accounting Firm

Pursuant to its Certificate of Incorporation and the Company’s Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), the Audit Committee reviews and pre-approves the audit services to be provided by Deloitte & Touche LLP, and also reviews and pre-approves the engagement of Deloitte & Touche LLP for the provision of other services during the year, including audit-related, tax and other permissible non-audit services. For each proposed service, the Pre-Approval Policy requires that the Company’s management and the independent registered public accounting firm submit to the Audit Committee detailed supporting documentation at the time of approval to permit the Audit Committee to make a determination as to whether the provision of such services would impair the independent registered public accounting firm’s independence, and whether the fees for the services are appropriate.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The Audit Committee consists solely of independent directors, as required by and in compliance with SEC rules and regulations and the Nasdaq Rules. The Audit Committee operates pursuant to the Audit Committee Charter, which is a written charter adopted by the Board.

The Audit Committee is responsible for assisting the Board in its oversight responsibilities related to accounting policies, internal controls, financial reporting, and legal and regulatory compliance. Management of the Company has the primary responsibility for the Company’s financial reporting processes, principles and internal controls as well as the preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States (“U.S. GAAP”).

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2023 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

Submitted by the Audit Committee of the Company’s Board.

Samuel Beall
Jarrett T. Bostwick

The foregoing Audit Committee Report shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the SEC under the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position(s) of each of our executive officers. Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among our directors and executive officers. For biographical information on Messrs. Demerau, Magpuri and Philips, see Proposal No. 1 — Election of Directors.

Name	Age	Position
Scott Demerau	62	Executive Chairman
Cecil D. Magpuri	58	Chief Executive Officer and Director
Simon Philips	55	President and Director
Joanne Merrill	54	Chief Financial Officer
Yvette Whittaker	52	Chief Corporate Officer
David Schaefer	41	Chief Development Officer
Bruce A. Brown	55	Chief Legal Officer & Corporate Secretary

Joanne Merrill, 54, has served as our Chief Financial Officer since the closing of the Business Combination. Prior to that, Ms. Merrill served as Chief Financial Officer of Falcon’s Beyond Global, LLC since August 2021. Prior to joining the Company, Ms. Merrill served as the Chief Financial Officer of Entertainment Technology Partners, an event technology services company in Orlando, Florida, from May 2017 to July 2021. Prior to that, she was the Vice President of Finance and Corporate Controller of Hard Rock International, a hospitality and entertainment company, from April 2007 to May 2017. Ms. Merrill began her career as a mechanical engineer before becoming a Chartered Accountant in England and Wales and a Certified Public Account in the US serving as a senior manager at PricewaterhouseCoopers. Ms. Merrill holds a Bachelor of Engineering degree in Mechanical Engineering from the University of Bath.

Yvette Whittaker, 52, has served as our Chief Corporate Officer since the closing of the Business Combination. Prior to that, Ms. Whittaker was Chief Corporate Officer of Falcon’s Beyond Global, LLC since July 2021. Ms. Whittaker previously served as Executive Vice President of Operations of Falcon’s Creative Group, a role she held since July 2011. Ms. Whittaker joined Treehouse at the company’s inception in February of 2000 and has served in roles of increasing management responsibility in the areas of business operations, scheduling, budgeting, client relations and marketing.

David Schaefer, 41, has served as our Chief Development Officer since the closing of the Business Combination. Prior to that, Mr. Schaefer served as Chief Development Officer of Falcon’s Beyond Global, LLC since July 2021. Mr. Schaefer previously served as Vice President of Falcon’s Creative Group, a role he held since November 2013. Mr. Schaefer has been with Falcon’s Creative Group since 2007 in roles of increasing responsibility in the areas of technical integration and project management. Mr. Schaefer holds a Bachelor of Science in Mechanical Engineering from The University of Wisconsin.

Bruce A. Brown, 55 has served as our Chief Legal Officer & Corporate Secretary since April 2024, and served as our Executive Vice President of Legal, General Counsel & Corporate Secretary from the closing of the Business Combination in October 2023 to April 2024. Mr. Brown has over 20 years of legal experience and, prior to joining the Company, Mr. Brown served as Senior Vice President, Deputy General Counsel of Hilton Grand Vacations from April 2022 to May 2023. Prior to that, Mr. Brown severed as Vice President and General Counsel of Tupperware Brands from June 2020 to April 2022. From June 2008 to June 2020, Mr. Brown held various positions at Darden Restaurants, Inc., where he most recently served as Vice President, Associate General Counsel and Assistant Secretary. Prior to his time at Darden Restaurants, Mr. Brown held legal positions at World Kinect (formerly World Fuel Services), NICE Systems, Inc. and American Express Company. Mr. Brown has held additional roles with American Express Company, General Electric Company and Xerox Corporation. Mr. Brown currently serves on the Board of Directors of Community Legal Services located in Orlando, Florida, a not-for-profit organization that promotes equal access to justice. Mr. Brown holds a Bachelor’s degree from Howard University and a J.D. from Howard University School of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

The following table shows information with respect to the beneficial ownership of our Common Stock as of April 16, 2024, the Record Date, for:

•        each person known to us to own beneficially 5% or more of our outstanding Common Stock;

•        each of our directors or director nominees;

•        each of our named executive officers; and

•        all of our directors and executive officers as a group.

As of April 16, 2024, there were 11,816,748 shares of Class A Common Stock and 125,596,617 shares of Class B Common Stock issued and outstanding. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities.

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, such as upon the exercise of warrants held by such person or issuable pursuant to the vesting of RSUs held by such person. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Voting power represents the combined voting power of shares of Class A Common Stock and Class B Common Stock owned beneficially by such person. On all matters to be voted upon, holders of Class A Common Stock and Class B Common Stock will be entitled to cast one vote per share of on all matters to be voted on by stockholders. Generally, holders of all classes of common stock vote together as a single class.

Name and Address of Beneficial Owner(1)	Number of Shares of Class A Common Stock	% Ownership of Class A Common Stock	Number of Shares of Class B Common Stock	% of Ownership of Class B Common Stock	% of Total Voting Power
5% Holders
FAST Sponsor II LLC(2)	3,254,044	27.7%	—	0.0%	2.4%
Infinite Acquisitions Partners LLC(3)	2,752,694	23.3%	58,809,787	46.8%	44.8%
Katmandu Ventures, LLC(4)	—	0.0%	33,393,415	26.6%	24.3%
CilMar Ventures, LLC, Series A(5)	—	0.0%	33,393,415	26.6%	24.3%
Tillman’s Corner Trust(6)	2,026,444	17.1%	—	0.0%	1.5%
Judith E. Demerau(7)	2,155,446	17.1%	—	0.0%	1.5%
Directors and Executive Officers of the Company
Scott Demerau	—	0.0%	—	0.0%	0.0%
Cecil D. Magpuri(5)	—	0.0%	33,393,415	26.6%	24.3%
Simon Philips(8)	—	0.0%	—	0.0%	0.0%
Joanne Merrill(9)	—	0.0%	—	0.0%	0.0%
Bruce A. Brown(10)	—	0.0%	—	0.0%	0.0%
Yvette Whittaker(11)	—	0.0%	—	0.0%	0.0%
David Schaefer(12)	—	0.0%	—	0.0%	0.0%
Sandy Beall	—	0.0%	—	0.0%	0.0%
Jarrett T. Bostwick	—	0.0%	—	0.0%	0.0%
Doug Jacob	—	0.0%	—	0.0%	0.0%
All directors and executive officers as a group (10 individuals)	—	0.0%	33,393,415	26.6%	24.3%

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each person is c/o Falcon’s Beyond Global, Inc., 6996 Piazza Grande Avenue, Suite 30, Orlando, Florida 32835.

(2)      Represents the following securities held by FAST Sponsor II LLC (“FAST Sponsor”): (i) 2,091,544 shares of Class A Common Stock and (ii) 1,162,500 shares of Class A Common Stock which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on October 6, 2024 and ending on October 6, 2028 (the “Earnout Shares”). FAST Sponsor holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which FAST Sponsor agreed to vote or cause to be voted all such Earnout Shares held for FAST Sponsor’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. FAST Sponsor II Manager LLC (“FAST Sponsor Manager”) is the manager of FAST Sponsor and Garrett Schreiber is the sole member of FAST Sponsor Manager and has sole voting and investment discretion with respect to the securities held by FAST Sponsor. FAST Sponsor’s business address is 109 Old Branchville Road, Ridgefield, CT 06877.

(3)      Represents the following securities held by Infinite Acquisitions Partners LLC (“Infinite Acquisitions”): (i) 1,977,694 shares of Class A Common Stock, reflecting 274,306 Installment Sale Shares (as defined below) delivered to Infinite Acquisitions Partners LLC — Founder Series in April 2024, (ii) 25,543,179 shares of Class B Common Stock and an equal number of common units of Falcon’s Beyond Global, LLC, a subsidiary of the Company (“Falcon’s Opco”), (iii)(x) 775,000 Earnout Shares in the form of Class A Common Stock and (y) 33,266,608 Earnout Shares in the form of Class B Common Stock and an equal number of Falcon’s Opco units (the “Earnout Units”), each of which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on October 6, 2024 and ending on October 6, 2028. Infinite Acquisitions holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which Infinite Acquisitions agreed to vote or cause to be voted all such Earnout Shares held for Infinite Acquisitions’ benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter.

On January 10, 2024, Infinite Acquisitions sold up to 35,887,551 shares of Class A Common Stock (the “Installment Sale Shares”) to Infinite Acquisitions Partners LLC — Founder Series (“Infinite Founder Series”), which shares will be delivered to Infinite Founder Series in unequal yearly installments over a nine-year period beginning on February 14, 2024. Until the Installment Sale Shares are delivered to Infinite Founder Series, Infinite Acquisitions retains voting control over the shares. The first tranche of 274,306 Installment Sale Shares was delivered to Infinite Founder Series in April 2024. Erudite Cria, Inc. (“Infinite Manager”) is the manager of Infinite Acquisitions and has voting and investment discretion with the respect to the securities held by Infinite Acquisitions. Investment and voting decisions at Infinite Manager with respect to the securities held by Infinite Acquisitions are made by the board of directors of Infinite Manager. The directors of Infinite Manager are: Todd Walters, Lucas Demerau, Nathan Markey, and Cory Demerau. Each director has one vote on all matters presented to the board of Infinite Manager, except that the chairman of the board of directors, Lucas Demerau, has two votes on all matters presented to the board of Infinite Manager. Lucas Demerau, Nathan Markey, and Cory Demerau are the adult children of Scott Demerau and Julia Demerau. Their voting and investment decisions are not directly or indirectly influenced by Scott Demerau or Julia Demerau and there are no voting agreements among any of the parties with respect to the Common Stock. Therefore, no individual director of Infinite Manager is the beneficial owner, for purposes of Rule 13d-3 of the Exchange Act, of the securities held by Infinite Acquisitions. The address of Infinite Acquisitions is 2430 Pump Road #356, Henrico, Virginia 23233.

(4)      Represents the following securities held by Katmandu Ventures, LLC (“Katmandu Ventures”): (i) 12,245,469 shares of Class B Common Stock and an equal number of Falcon’s Opco units and (ii) 21,147,946 Earnout Shares and an equal number of Earnout Units which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on October 6, 2024 and ending on October 6, 2028. Katmandu Ventures holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which Katmandu Ventures agreed to vote or cause to be voted all such Earnout Shares held for Katmandu Ventures’ benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. Jill K. Markey is the manager of Katmandu Ventures and has sole voting and investment discretion with respect to the securities held by Katmandu Ventures. Ms. Markey is the adult step daughter of the Company’s Executive Chairman, Scott Demerau. Her voting and investment decisions are not directly or indirectly influenced by Scott Demerau or Julia Demerau and there are no voting agreements among any of the parties with respect to the Common Stock. The address of Katmandu Ventures is 3420 Pump Road #140, Henrico, Virginia 23233.

(5)      Represents the following securities held by CilMar Ventures, LLC Series A (“CilMar”): (i) 12,245,469 shares of Class B Common Stock and an equal number of Falcon’s Opco units and (ii) 21,147,946 Earnout Shares and an equal number of Earnout Units which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on October 6, 2024 and ending on October 6, 2028. CilMar holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which CilMar agreed to vote or cause to be voted all such Earnout Shares held for CilMar’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. Kaiao Kollective, LLC (“Kaiao Kollective”) is the manager of CilMar. Cecil De Los Reyes Magpuri and Marty Mathers Magpuri are the managers of Kaiao Kollective. Mr. and Mrs. Magpuri are married. Consequently, for purposes of SEC rules, Mr. and Mrs. Magpuri may be deemed to have controlling voting and dispositive power over the shares held directly by CilMar.

(6)      Based on a Schedule 13D filed with the SEC on February 13, 2024 by Tillman’s Corner Trust (“TC Trust”) and Ms. Christine E. Zellar-Church. Ms. Church is the trustee of TC Trust and exercises voting and dispositive power over such shares. The address of TC Trust and Ms. Church is 3420 Pump Rd #348, Henrico, Virginia 23233.

(7)      Represents the following securities beneficially owned by Judith E. Demerau: (i) 131,718 shares of Class A Common Stock held by Ms. Demerau directly and (ii) 2,023,728 shares held by Brass Ring Trust (“Brass Ring”). Ms. Demerau is the trustee of Brass Ring and exercises voting and dispositive power over such shares. Based on a Schedule 13D filed with the SEC on February 13, 2024 by Brass Ring and Ms. Demerau. The address of Brass Ring and Ms. Demerau is 3420 Pump Rd #348, Henrico, Virginia 23233.

(8)      Does not include up to 6,314 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan, because such shares will not vest within 60 days of the Record Date. The RSUs will vest, subject to continued employment or service through the applicable vesting date: (1) 15% of the RSUs shall vest on the first anniversary of the grant date; (2) 17.5% of the RSUs shall vest on the second anniversary of the grant date; (3) 20% of the RSUs shall vest on the third anniversary of the grant date; (4) 22.5% of the RSUs shall vest on the fourth anniversary of the grant date; and (5) 25% of the RSUs shall vest on the fifth anniversary of the grant date.

(9)      Does not include up to 75,711 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan, because such shares will not vest within 60 days of the Record Date. The RSUs will vest, subject to continued employment or service through the applicable vesting date: (1) 15% of the RSUs shall vest on the first anniversary of the grant date; (2) 17.5% of the RSUs shall vest on the second anniversary of the grant date; (3) 20% of the RSUs shall vest on the third anniversary of the grant date; (4) 22.5% of the RSUs shall vest on the fourth anniversary of the grant date; and (5) 25% of the RSUs shall vest on the fifth anniversary of the grant date.

(10)    Does not include up to 15,000 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan, because such shares will not vest within 60 days of the Record Date. The RSUs will vest, subject to continued employment or service through the applicable vesting date: (1) 15% of the RSUs shall vest on the first anniversary of the grant date; (2) 17.5% of the RSUs shall vest on the second anniversary of the grant date; (3) 20% of the RSUs shall vest on the third anniversary of the grant date; (4) 22.5% of the RSUs shall vest on the fourth anniversary of the grant date; and (5) 25% of the RSUs shall vest on the fifth anniversary of the grant date.

(11)    Does not include up to 88,400 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan, because such shares will not vest within 60 days of the Record Date. The RSUs will vest, subject to continued employment or service through the applicable vesting date: (1) 15% of the RSUs shall vest on the first anniversary of the grant date; (2) 17.5% of the RSUs shall vest on the second anniversary of the grant date; (3) 20% of the RSUs shall vest on the third anniversary of the grant date; (4) 22.5% of the RSUs shall vest on the fourth anniversary of the grant date; and (5) 25% of the RSUs shall vest on the fifth anniversary of the grant date.

(12)    Does not include up to 88,400 shares of Class A Common Stock underlying RSUs that were granted on December 21, 2023, pursuant to the 2023 Equity Incentive Plan, because such shares will not vest within 60 days of the Record Date. The RSUs will vest, subject to continued employment or service through the applicable vesting date: (1) 15% of the RSUs shall vest on the first anniversary of the grant date; (2) 17.5% of the RSUs shall vest on the second anniversary of the grant date; (3) 20% of the RSUs shall vest on the third anniversary of the grant date; (4) 22.5% of the RSUs shall vest on the fourth anniversary of the grant date; and (5) 25% of the RSUs shall vest on the fifth anniversary of the grant date.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for the executive officers of Falcon’s who were “named executive officers,” or NEOs for fiscal 2023.

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which, in general, require compensation disclosure for our principal executive officer and its two other most highly compensated executive officers, referred to herein as our NEOs.

Introduction

The primary objectives of our executive compensation programs are to attract and retain talented executives to effectively manage and lead our Company. Our named executive officers (our “NEOs”) for fiscal 2023 are:

•        Cecil D. Magpuri, our CEO;

•        Yvette Whittaker, our Chief Corporate Officer; and

•        David Schaefer, our Chief Development Officer

Summary Compensation Table

The following table provides summary information concerning compensation of our named executive officers for services rendered to us during fiscal years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)	All Other Compensation ($)(2)	Total ($)
Cecil D. Magpuri Chief Executive Officer	2023	475,014	—	—	50,776	525,790
	2022	511,538	—	—	15,234	526,772
Yvette Whittaker Chief Corporate Officer	2023	407,861	90,000	1,082,016	34,244	1,614,121
David Schaefer Chief Development Officer	2023	418,893	90,000	1,082,016	19,968	1,610,877

____________

(1)      The amounts in this column represents the aggregate grant date fair value of stock awards during each of the years presented, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, without taking into account estimated forfeitures. The assumptions made when calculating the amounts are found in Note 21 “Share-Based Compensation” to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 29, 2024.

(2)      All other compensation amounts include (i) 401(k) plan contributions by the Company and (ii) health care benefits (including $36,526 for Mr. Magpuri and $26,275 for Ms. Whittaker).

Narrative Disclosure to Summary Compensation Table

Base Salaries

Each of the named executive officers is paid a base salary commensurate with his or her skill set, experience, performance, role and responsibilities, and we provide each named executive officer with a base salary for the services that the executive officer performs for us. This compensation component constitutes a stable element of compensation while other compensation elements may be variable. Base salaries are generally reviewed annually and may be increased based on any number of factors at the discretion of the Compensation Committee, including the individual performance of the named executive officer, company performance, any change in the executive’s position within our business, the scope of their responsibilities and market data. During 2023, our named executive officers earned the base salaries set forth in the table above.

Bonuses

In addition to base salaries, our executives may receive discretionary cash bonuses, guaranteed and/or retention bonuses in the discretion of the Compensation Committee. Annual cash bonuses have historically been paid to employees, including named executive officers other than those who also are owners of the Company, such as Messrs. Demerau and Magpuri, to reward their actions that further the goals of the Company. During 2023, we awarded the discretionary bonuses set forth in the table above to our named executive officers, in order to reward them for their efforts during a critical period of our Company’s development as we became a public company during fiscal 2023.

Equity-Based Awards

We use equity-based awards to provide our executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning their interests with those of our stockholders. In connection with the closing of the Business Combination, we adopted the Falcon’s Beyond Global, Inc. 2023 Equity Incentive Plan (the “2023 Plan”). The 2023 Plan allows the Company to make equity and equity-based incentive awards to officers, employees, non-employee directors and consultants of the Company and its affiliates.

In December 2023, following the closing of the Business Combination, the Compensation Committee recommended to the Board that each named executive officer be awarded restricted stock units (the “Day 1 Awards”) pursuant to the 2023 Plan, in order to reward them for their respective service in fiscal 2023, including their significant efforts in preparing the Company to be a public company and completing the Business Combination during fiscal 2023.

The Day 1 Awards were designed to align the interests of our named executive officers with our stockholders and to serve as a retention mechanism over the awards’ five-year vesting schedule. The RSUs granted as part of the Day 1 Awards vest, subject to continued employment or service through the applicable vesting date as follows: (1) 15% of the RSUs on the first anniversary of the grant date; (2) 17.5% of the RSUs on the second anniversary of the grant date; (3) 20% of the RSUs on the third anniversary of the grant date; (4) 22.5% of the RSUs on the fourth anniversary of the grant date; and (5) 25% of the RSUs on the fifth anniversary of the grant date.

Employee Benefits and Perquisites

We generally provide health, dental, vision, life and disability insurance benefits to our named executive officers and all other employees. We generally do not provide perquisites to our named executive officers.

Retirement Benefits

The Company sponsors a defined contribution 401(k) retirement savings and profit sharing plan (the “401(k) Plan”) for its employees, including the named executive officers. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to the plan and income earned on those contributions are not taxable to participants until withdrawn or distributed. Eligible employees are able to defer compensation up to certain limits set by the Code, which are updated annually. Under the 401(k) Plan, the Company may make matching contributions to participants’ elective deferrals each pay period, of up to 3% of eligible compensation per pay period. In addition, the Company may make a discretionary profit-sharing contribution each year based on its profit performance. Contributions are allocated to each participant’s individual account and are then invested in available investment alternatives according to the participants’ directions. Participants are immediately and fully vested in their own contributions, and employer contributions vest 20% each year over the five years beginning on the first anniversary of the employee’s hire date.

Termination and Change in Control Arrangements

None of the named executive officers has any rights in connection with a termination of employment or a change in control.

Outstanding Equity Awards at December 31, 2023

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2023.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Cecil D. Magpuri	—	—	—	—	—	—	—
Yvette Whittaker	12/21/2023	—	—	—	—	88,400	1,087,320
David Schaefer	12/21/2023	—	—	—	—	88,400	1,087,320

____________

(1)     Reflects RSUs granted on December 21, 2023 and that vest, subject to continued employment or service through the applicable vesting date as follows: (1) 15% of the RSUs shall vest on the first anniversary of the grant date; (2) 17.5% of the RSUs shall vest on the second anniversary of the grant date; (3) 20% of the RSUs shall vest on the third anniversary of the grant date; (4) 22.5% of the RSUs shall vest on the fourth anniversary of the grant date; and (5) 25% of the RSUs shall vest on the fifth anniversary of the grant date.

(2)      Based on the closing market price of the Company’s Class A Common Stock on December 29, 2023 (the last trading day before the end of fiscal 2023) of $12.30.

DIRECTOR COMPENSATION

Our Non-Employee Director Compensation Program, approved by the Board in December 2023, provides for the following compensation for our non-employee directors commencing in fiscal 2024:

•        An annual cash fee of $50,000 each year;

•        Annual equity grant of restricted stock units with an award value of $75,000 each year; and

•        Additional equity grant of restricted stock units with an annual award value of $25,000 for the Chair of the Audit Committee, $15,000 for the Chair of the Compensation Committee, and $10,000 for the Chair of the Nominating and Corporate Governance Committee.

The Compensation Committee recommends to the Board the compensation to be paid to the non-employee directors of our Board and may, in its discretion, revise or replace the compensation program described above. The Company reimburses each non-employee director for any reasonable expenses incurred by such director in connection with the performance of such director’s services to the Company.

During fiscal 2023, no compensation was paid to our non-employee directors, who became members of our Board in connection with the closing of the Business Combination. Scott Demerau, our Executive Chairman, and Simon Philips, our President, who are executive officers of the Company but not named executive officers, also serve on our Board and earned the compensation set forth in the table below during fiscal 2023, in accordance with the compensation program described under the “Executive Compensation” section above.

Fiscal 2023 Director Compensation

Name(1)	Fee Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Jarrett T. Bostwick	—	—	—	—
Sandy Beall	—	—	—	—
Doug Jacob	—	—	—	—
Scott Demerau	477,872	—	26,275	504,147
Simon Philips(2)	577,766	77,283	25,878	680,927

____________

(1)      Represents all (i) non-employee directors who served on our Board during fiscal 2023 since the Closing and (ii) all directors who are executive officers of the Company, except for Mr. Magpuri who is a named executive officer whose compensation is reported in the “Executive Compensation” section above. The executive officers who serve on our Board (Messrs. Demerau, Magpuri and Philips) do not receive compensation for their service on the Board, and amounts reported above reflect their compensation for service to the Company as executive officers.

(2)      Mr. Philips had 6,314 RSUs outstanding as of December 31, 2023, which vest in accordance with the terms of the Day 1 Awards described above under “Executive Compensation — Equity-Based Awards.”

TRANSACTIONS WITH RELATED PERSONS

Infinite Acquisitions Credit Agreement

Falcon’s Opco and Infinite Acquisitions, a more than 5% equityholder of the Company which is indirectly managed by a board of directors that includes Lucas Demerau, Nathan Markey, and Cory Demerau, the adult children of the Company’s Executive Chairman, Scott Demerau, entered into a credit agreement dated December 30, 2021, that provides for a revolving line of credit to Falcon’s Opco in the amount of $10,000,000 and matures on December 31, 2026. Borrowings accrue interest at a rate of 2.75% per annum. In October 2022, $7,627,797 of the principal amount outstanding was repaid pursuant to the Conversion Agreement, described below.

On June 23, 2023, Falcon’s Opco entered into an amendment to the credit agreement (as amended, the “Credit Agreement”), pursuant to which (i) the Company joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed, in its sole discretion, to transfer all or a portion of the amounts due to Infinite Acquisitions under the Credit Agreement to Infinite Acquisitions’s equity holders (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”), and (iii) the Company, Falcon’s Opco and Infinite Acquisitions agreed that each Debt Transferee would have the right to cause the Company to exchange such Debt Transferee’s Transferred Debt for shares of Series A Preferred Stock at the Acquisition Merger Closing. The exchange shall be effectuated by the Debt Transferee entering into an exchange agreement with the Company (the “Exchange Agreement”) within 20 days after the registration statement for the Business Combination was declared effective under the Securities Act.

The parties also agreed that to the extent that Debt Transferees representing a majority of the outstanding amount of the Transferred Debt, in the aggregate, agreed to exchange their Transferred Debt, the remaining amount of Transferred Debt not exchanged would be automatically exchanged for shares of Series A Preferred Stock concurrently with the Acquisition Merger Closing, without any further action required by the remaining Debt Transferees, and such remaining Debt Transferees would be deemed to have entered into the Exchange Agreement. Upon consummation of the exchange, the Company agreed to enter into a contribution agreement with Falcon’s Opco, pursuant to which it would contribute the Transferred Debt to Falcon’s Opco in exchange of Falcon’s Opco(i) issuing to the Company a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to the Company an amount in cash equal to the amount of cash paid by the Company as accrued interest.

Prior to the Closing of the Business Combination, holders of an aggregate of $4.75 million of outstanding indebtedness (the “Transferred Debt”) of Falcon’s Opco entered into Exchange Agreements whereby such indebtedness was exchanged for an aggregate of 475,000 shares of Series A Preferred Stock and a cash payment of unpaid accrued interest, and the Company agreed to contribute the Transferred Debt to Falcon’s Opco in exchange for Falcon’s Opco (i) issuing to the Company a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to the Company an amount in cash equal to the amount of cash paid by the Company as accrued interest (the “Debt Exchange”).

On October 4, 2023, $3,392,798 million of the amount outstanding under the Credit Agreement was paid to Infinite Acquisition pursuant to the Subsequent Conversion Agreement described below.

As of December 31, 2023, Infinite Acquisitions loaned an additional $6.8 million to the Company pursuant to the Credit Agreement. From December 31, 2023 through April 26, 2024, Infinite loaned an additional $4.8 million to the Company pursuant to the Credit Agreement. As described in more detail below, approximately $5.4 million of the loans made by Infinite under the Credit Agreement were repaid with the proceeds of loans made by Katmandu Ventures, LLC and Universal Kat Holdings, LLC.

As of April 26, 2024, an aggregate of $6.3 million, including accrued interest, was outstanding under the Credit Agreement.

Financing Agreements between Infinite Acquisitions and Katmandu Group

Infinite Acquisitions and Fun Stuff, an indirect wholly-owned subsidiary of the Company whose functional currency is the Euro, entered into certain financing agreements pursuant to which Infinite Acquisitions has loaned money or extended credit to Fun Stuff for general corporate purposes and to finance Fun Stuff’s equity interest in

Sierra Parima, the Company’s joint venture with Meliá for the development of Katmandu Park Punta Cana in the Dominican Republic. The U.S. dollar denominated debt held by Fun Stuff was moved to Katmandu Group, LLC (“Katmandu Group”), a U.S. dollar functional currency subsidiary, as of September 30, 2023. The loans are described below:

•        Loan Agreement, dated December 29, 2021 for an aggregate of $12,785,000, accruing interest at a rate of 2.75% per annum and maturing December 29, 2026. As of April 26, 2024, an aggregate of $9.0 million, including accrued interest, was outstanding under the agreement.

•        Credit Facility, dated January 1, 2019, providing for a line of credit up to €2,500,000 to finance the entering into the Sierra Parima joint venture. Borrowings accrued interest at a rate of 3.0% per annum and maturing on January 1, 2024. On October 4, 2023, the entire outstanding amount under the credit arrangement was converted as part of the debt-to-equity conversion discussed below.

•        Loan Agreement, dated June 26, 2019, for an aggregate of $1,975,293.19 to finance the entering into the Sierra Parima joint venture, accruing interest at a rate of 3.0% per annum and maturing on June 26, 2029. The loan was interest only for the first twelve months, and thereafter principal and interest is payable quarterly in arrears. On October 4, 2023, the entire outstanding amount under the term loan was converted as part of the debt-to-equity conversion discussed below.

•        Loan Agreement, dated December 30, 2022, for an aggregate of $7,250,000, accruing interest at a rate of 3.75% per annum and maturing on December 30, 2027. The loan was interest only for the first twelve months, and thereafter principal and interest is payable quarterly in arrears. On September 22, 2023, Fun Stuff assigned the December 2022 Loan Agreement to Katmandu Group. As of April 26, 2024, there was an aggregate of $6.8 million, including accrued interest, outstanding under this facility.

Financing Agreements between Infinite Acquisitions and Katmandu Group

Infinite Acquisitions and Katmandu Group, a subsidiary of the Company, have entered into certain financing agreements pursuant to which Infinite Acquisitions has loaned money or extended credit to Katmandu Group for general company purposes, as described below:

•        Line of Credit, dated January 1, 2021, in the amount of $5,000,000, and maturing December 31, 2025. Borrowings accrue interest at a rate of 3.5% per annum. In October 2022, $3,914,229, the entire amount outstanding, was paid in full pursuant to the Conversion Agreement, described below.

•        Loan Agreement, dated December 31, 2020, in the amount of $8,668,887. Interest accrues at a rate of 3.0% per annum, amortized over a 30-year period. The loan matures on December 31, 2030. In October 2022, $8,457,974, the entire amount outstanding, was paid in full pursuant to the Conversion Agreement, described below.

Debt-to-Equity Conversion Agreement

On October 6, 2022, Infinite Acquisitions entered into a Conversion Agreement with Falcon’s Opco (the “Conversion Agreement”), pursuant to which an aggregate of $20.0 million owed by Falcon’s Opco and Katmandu Group to Infinite Acquisitions under certain of the agreements described above was converted into 2,000,000 Falcon’s Opco Financing Units, thereby funding a portion of Infinite Acquisitions’ purchase of those units under its Subscription Agreement.

On October 4, 2023, Infinite Acquisitions entered into a Conversion Agreement with Falcon’s Opco (the “Subsequent Conversion Agreement”), pursuant to which an aggregate of $7.275 million owed by Falcon’s Opco and Katmandu Group to Infinite Acquisitions under certain of the agreements described above was converted into 727,500 Falcon’s Opco Financing Units, thereby funding a portion of Infinite Acquisitions’ purchase of those units under its Subsequent Subscription Agreement.

Financing Agreement with Katmandu Ventures

On April 9, 2024, Falcon’s Opco entered into a term loan agreement with Katmandu Ventures, LLC, a more than 5% equityholder of the Company which is managed by Jill Markey, the adult step daughter of the Company’s Executive Chairman, Scott Demerau, in the principal amount of approximately $7.2 million and a term loan agreement with Universal Kat Holdings, LLC in the principal amount of approximately $1.3 million. Such term loans bear interest at a rate of 8.875% per annum, payable quarterly in arrears, and will mature on March 31, 2025.

Approximately $5.4 million of the combined proceeds of the term loans with Katmandu Ventures, LLC and Universal Kat Holdings, LLC was used to repay a portion of the amounts outstanding under the Credit Agreement. As of April 26, 2024, an aggregate of $7.3 million, including accrued interest, was outstanding under such term loans.

Penut Productions Lease Agreements and Promissory Notes

In 2007, 2015 and 2020, Falcon’s Treehouse, LLC, a wholly-owned subsidiary of the Company, entered into lease agreements with Penut Productions, LLC (“Penut”), a Florida limited liability company indirectly owned by Cecil D. Magpuri, the Company’s Chief Executive Officer and a Director. The three lease agreements are for office spaces at the Company’s Orlando headquarters and expire in 2027, 2036 and 2040, respectively. The leases provide that Treehouse is responsible for taxes, insurance and maintenance of the leased spaces. The aggregate payments under the leases are approximately $237,336 per annum and an aggregate of $569,931 have been paid by Treehouse since January 1, 2021.

Treehouse made certain improvements to the leased spaces and, in connection therewith, the parties entered into five separate promissory notes between 2010 and 2020 to evidence Penut’s reimbursement obligations for the costs of such improvements (collectively, the “Penut Promissory Notes”). The Penut Promissory Notes provided for monthly payments of principal and interest at a rate of 4% per annum and matured at various dates between 2024 and 2028. The Promissory Notes were repaid in full on August 30, 2022.

Loan to Infinite Acquisitions

On January 10, 2023, Falcon’s Opco loaned $2.5 million to Infinite Acquisitions for 20 days. Falcon’s Opco received interest income at 2.75% during this 20-day period, in an aggregate amount of less than $0.1 million.

New Registration Rights Agreement

Immediately prior to the SPAC Merger Closing Date, the Company, FAST II, the Sponsor, Infinite Acquisitions, Katmandu Ventures, and CilMar Ventures, LLC Series A, an entity indirectly owned by Mr. Magpuri and his wife (“CilMar”), entered into the New Registration Rights Agreement, effective upon the Acquisition Merger Closing. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, (i) the securityholders party thereto were granted certain customary registration rights and piggyback rights with respect to their respective shares of Class A Common Stock and any other equity securities of the Company and (ii) the Registration Rights Agreement, dated as of March 15, 2021, among FAST II, the Sponsor and the other holders named in such Registration Rights Agreement was terminated.

Other Falcon’s Opco and Company Agreements Related to the Business Combination

In connection with the Business Combination, certain affiliate agreements were entered into. These agreements include:

Subscription Agreement

Concurrently with the execution of the Merger Agreement, Falcon’s Opco and Infinite Acquisitions entered into a Subscription Agreement (the “Subscription Agreement”), pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and Falcon’s Opco agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, $60,000,000 of Falcon’s Opco Financing Units at a price of $10.00 per Falcon’s Opco Financing Unit. As of the date of the Subscription Agreement $20,000,000 of the Private Placement Investment Amount had been pre-funded through a series of debt financings and deployed to Falcon’s Opco’s investment in its Punta Cana resort. On October 6, 2022, Infinite Acquisitions entered into the

Conversion Agreement with Falcon’s Opco described above, pursuant to which $20.0 million of the debt owed to Infinite Acquisition was converted to 2,000,000 Falcon’s Opco Financing Units. Prior to the Closing of the Business Combination, the private placement had been fully funded and Infinite Acquisitions was issued 6,000,000 Falcon’s Opco Financing Units under the Subscription Agreement.

Falcon’s Opco and Infinite Acquisitions entered into a Subsequent Subscription Agreement (the “Subsequent Subscription Agreement”), pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and Falcon’s Opco agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, an additional $20 million of Falcon’s Opco Financing Units at a price of $10.00 per Falcon’s Opco Financing Unit. On October 4, 2023, Infinite Acquisitions entered into the Subsequent Conversion Agreement with Falcon’s Opco described above, pursuant to which an aggregate of $7.275 million owed by Falcon’s Opco and Katmandu Group to Infinite Acquisitions under certain of the agreements described above was converted into 727,500 Falcon’s Opco Financing Units, thereby funding a portion of Infinite Acquisitions’ purchase of those units under its Subsequent Subscription Agreement.

As of October 4, 2023, Infinite Acquisitions had funded approximately $7.25 million of the $20 million committed to be funded by Infinite Acquisitions under the Subsequent Subscription Agreement. On October 4, 2023, Infinite Acquisitions irrevocably committed to fund the remaining approximately $12.8 million under the Subsequent Subscription Agreement to the Company by December 31, 2023, for a total financing from Infinite Acquisitions of $80.0 million (reflecting the full $60.0 million which was funded pursuant to the Subscription Agreement and the full $20.0 million committed under the Subsequent Subscription Agreement). As of April 26, 2024, Infinite Acquisitions had not funded such commitment.

Company Member Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, on July 11, 2022, Infinite Acquisitions, Katmandu Ventures, and CilMar (the “Stockholder Parties”), Falcon’s Opco, the Company and FAST II entered into a lock-up agreement (the “Company Member Lock-Up Agreement”) pursuant to which the Stockholder Parties have agreed to lock-up their shares and units received as Per Unit Consideration in connection with the transactions contemplated by the Merger Agreement and any shares of Class A Common Stock received after the Acquisition Merger pursuant to a redemption of the New Falcon’s Opco Units received as Per Unit Consideration (other than any Per Unit Consideration or Additional Falcon’s Opco Financing Unit Consideration issued in respect of any Falcon’s Opco Financing Units or shares of Class A Common Stock received after the Acquisition Merger closing by any Stockholder Party pursuant to a redemption of the New Falcon’s Opco Units received as Per Unit Consideration issued in respect of any Falcon’s Opco Financing Units) (the “Company Member Lock-Up Shares”). The Company Member Lock-Up Agreement provides that the Stockholder Parties will not transfer, except in limited circumstances, any Company Member Lock-Up Shares until the earlier of (i) 180 days after the Acquisition Merger closing (i.e. April 3, 2024) and (ii) subsequent to the Business Combination, the date on which volume weighted average closing sale price of the Class A Common Stock on Nasdaq (or the exchange on which the shares of Class A Common Stock are then listed) equals or exceeds $12.00 per share for any 20 trading days within any 30-consecutive trading day period (commencing at least 150 days after the Acquisition Merger Closing Date) (such period, as applicable, the “Company Member Lock-Up Period”).

The Company Member Lock-Up Period expired on April 3, 2024.

Indemnification; Indemnification Agreements

Our Certificate of Incorporation requires that we indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to certain exceptions contained in our Certificate of Incorporation.

We also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Delaware law, subject to certain exceptions contained in those agreements.

Related Person Transactions Policy

We have adopted a formal written policy that sets forth the policies and procedures for the review and approval or ratification of transactions with related persons (the “Related Person Transaction Policy”). The Related Person Transaction Policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related party had, has or will have a direct or indirect material interest.

The Related Person Transaction Policy requires the review and approval of any such transactions with related persons by the Audit Committee (or disinterested members of the Board), and also requires that the Compensation Committee approve any employment relationship or transaction involving an executive officer of the Company and any related compensation. As part of this review, the Related Person Transaction Policy requires a review of all relevant facts and circumstances, including without limitation:

•        the importance and fairness of the transaction both to the Company and to the Related Person;

•        the business rationale for engaging in the transaction;

•        whether the transaction would likely impair the judgment of a director or executive officer to act in the best interests of the Company and its shareholders;

•        whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by the Company with non-Related Persons, if any; and

•        any other matters that management or the Committee or disinterested directors, as applicable, deem appropriate.

The Audit Committee or disinterested directors, as applicable, will not approve a Related Person Transaction unless it shall have determined in good faith that, upon consideration of all relevant information, the Related Person Transaction is in, or is not inconsistent with, the best interests of the Company and its shareholders. In circumstances where advance Audit Committee approval of a Related Person Transaction is or was not feasible:

•        if the Company has not yet entered into the Related Person Transaction, the Company may enter into the Related Person Transaction with the approval of the Chair of the Audit Committee, subject to ratification of the Related Person Transaction by the Audit Committee at its next regularly scheduled meeting;

•        if the Company has already entered into the Related Person Transaction pursuant to approval by an appropriate member of management, the Audit Committee will consider the transaction at its next meeting to determine if ratification, amendment or termination of the transaction and/or any further action is appropriate.

All of the transactions described in this section were reviewed, approved and/or ratified in accordance with the Related Person Transaction Policy.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes share and exercise price information about the Company’s equity compensation plans as of December 31, 2023.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(c)
Equity Compensation plans approved by security holders(1)	939,330	N/A	6,355,426
Total	939,330	N/A	6,355,426

____________

(1)      Relates only to the 2023 Plan.

In connection with the Closing of the Business Combination, the Board and stockholders of the Company approved the 2023 Plan, which allows the Company to make equity and equity-based incentive awards to officers, employees, non-employee directors and consultants of the Company and its affiliates, in order to improve the ability of the Company to attract and retain key personnel upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company.

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders will vote your shares in accordance with their best judgment. This discretionary authority is granted by the execution of the form of proxy.

OTHER INFORMATION

Householding of Proxies

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement or a single notice of internet availability of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding”, can reduce the volume of duplicate information received at households. While the Company does not household, a number of brokerage firms with account holders have instituted householding. Once a stockholder has consented or receives notice from their broker that the broker will be householding materials to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until one or more of the stockholders revokes their consent. If your notice of internet availability of proxy materials or your annual report and proxy statement, as applicable, have been househeld and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and we will promptly deliver a separate copy of the Notice of Internet Availability or the Proxy Materials by writing to: 1768 Park Center Drive, Orlando, FL 32835, by email to: ir@falconsbeyond.com, or by telephone at: (407) 909-9350.

Additional Filings

The Company’s reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website, https://falconsbeyond.com, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our Code of Conduct, Audit Committee Charter, Nominating and Corporate Governance Committee Charter, Compensation Committee Charter and Corporate Governance Guidelines are also available at our website, as described above. The content of our website, however, is not part of this Proxy Statement. You may request a copy of our SEC filings, as well as the foregoing corporate documents, at no cost to you, to the Company by writing to: 1768 Park Center Drive, Orlando, FL 32835, by email to: ir@falconsbeyond.com, or by telephone at: (407) 909-9350.

Stockholder Proposals for the 2025 Annual Meeting

Stockholders of the Company may submit proposals that they believe should be voted upon at the Company’s annual meeting of stockholders. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals meeting certain requirements may be eligible for inclusion in the Company’s proxy statement (the “2025 Proxy Statement”). To be eligible for inclusion in the 2025 Proxy Statement, any such stockholder proposals must be submitted in writing to the Chief Legal Officer of the Company no later than December 30, 2024, in addition to complying with certain rules and regulations promulgated by the SEC. The submission of a stockholder proposal does not guarantee that it will be included in the 2025 Proxy Statement.

Alternatively, stockholders seeking to present a stockholder proposal or nomination at the 2025 Annual Meeting outside of the 2025 Proxy Statement must timely submit notice of such proposal or nomination. To be timely, a stockholder’s notice must be received by the Chief Legal Officer at the principal executive offices of the Company not later than the close of business on the 90th day and not earlier than the close of business on the 120th day, in each case, prior to the one-year anniversary of the 2024 Annual Meeting. For the 2025 Annual Meeting, this means that any such proposal or nomination must be submitted no later than March 13, 2025 and no earlier than February 11, 2025. Notwithstanding the foregoing, if the date of the 2025 Annual Meeting is more than 30 days before or more than 70 days after the one-year anniversary of the date of the 2024 Annual Meeting, to be timely, a stockholder’s notice must be received by the Chief Legal Officer at the principal executive offices of the Company not later than the close of business on the 90th day prior to the 2025 Annual Meeting, or if later, on the 10th day following the day on which public disclosure of the date of the 2025 Annual Meeting was first made. In order for stockholders to give timely notice of director nominations at our 2025 Annual Meeting for inclusion on a universal proxy card under Rule 14a-19 of the Exchange Act, notice must be submitted by the same deadline as disclosed in this paragraph above in accordance with the advance notice procedures of our Bylaws and must include the information in the notice required by our Bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) of the Exchange Act.

Any notices of proposals or nominations for the Company’s 2025 Annual Meeting must meet all of the requirements of our Bylaws and be sent to Falcon’s Beyond Global, Inc., Attention: Chief Legal Officer, 1768 Park Center Drive, Orlando, FL 32835.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet – QUICK EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail FALCON’S BEYOND GLOBAL, INC. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 10, 2024. marked, signed and returned your proxy card. INTERNET www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” 2. FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED Please mark your votes like this 1. To elect three Class I director nominees to hold office until the 2027 Annual Meeting of Stockholders. (1) Jarrett T. Bostwick (2) Scott Demerau (3) Simon Philips FOR all Nominees listed to the left WITHHOLD AUTHORITY listed to the left) to vote (except as marked to the contrary for all nominees 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2024. FOR AGAINST ABSTAIN Instruction: nom To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) Signature Signature if held jointly Date 2024

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders The 2024 Proxy Statement and the 2023 Annual Report to Shareholders are available at: https://www.cstproxy.com/falconsbeyond/2024. FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FALCON’S BEYOND GLOBAL, INC. The undersigned appoints Jo Merrill, our Chief Financial Officer, and Bruce Brown, our Chief Legal Officer and Corporate Secretary, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Falcon’s Beyond Global, Inc. held of record by the undersigned at the close of business on April 16, 2024 at the Annual Meeting of Stockholders of Falcon’s Beyond Global, Inc. to be held on June 11, 2024, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE THREE NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side)